SEPARATION AGREEMENT


     THIS SEPARATION AGREEMENT ("Agreement") is made by and between James D. Brown ("Brown"), together with each and every dependent, heir, agent, executor, legal representative, successor and assign of Brown, and ImageMax, Inc., a Pennsylvania corporation ("Parent"), and its subsidiaries (the Parent and its subsidiaries are collectively referred to as the "Company"), together with each and every of their predecessors, successors (by merger or otherwise), assigns, parents, subsidiaries, affiliates, divisions, directors, officers, employees, attorneys, accountants and agents, whether past, present or former.

     WHEREAS, Brown and the Company have agreed that he should resign his employment with the Company; and

     WHEREAS, Brown and the Parent, on its own behalf and on behalf of each Company, desire to set forth herein their entire understanding and agreement regarding such resignation.

     NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, each of Brown and the Parent, on its own behalf and on behalf of each Company, acting of his and its own free will, and intending to be legally and irrevocably bound hereby, agree as follows:

     1. Resignation. Brown hereby resigns all employment, Board of Director and other positions with the Company, effective on April 30, 1999. Except as otherwise set forth herein, the Employment Agreement between the Parent and Brown dated August 18, 1997 (the "Employment Agreement"), and the Term of the Employment Agreement (as that term is used therein), shall terminate as of April 30, 1999.

     2. Payments.

        (a) Severance. The Company agrees to pay Brown the sum of One Hundred Thirty Thousand Dollars ($130,000), subject to all applicable federal, state and local tax (the "Severance Payment"), to be paid by check in 24 equal payments commencing on May 1, 1999 and continuing on the first and fifteenth days of each calendar month thereafter until April 30, 2000, when the last payment will be due. Notwithstanding the foregoing, any unpaid portion of the severance payment shall be paid to Brown by the Parent or the Successor Entity (as defined below), as the case may be, upon the completion of a Change of Control or Sale of the Parent (each as defined below).


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        (b) Expense Reimbursement. The Company agrees to reimburse Brown in accordance with its existing business practices for his reasonable business expenses related to the Company on or prior to April 30, 1999 which have not yet been reimbursed (the "Non-Reimbursed Expenses"). Within thirty (30) days of the execution hereof, Brown agrees to submit to the chief accounting officer of the Company the appropriate expense reports reflecting such expenses. Once such reports are processed, the Company will promptly reimburse Brown for the Non-Reimbursed Expenses.

        (c) Change of Control. In addition to the Severance Payment, upon the completion of a Sale of the Parent or a Change of Control (each as defined below) prior to December 31, 2000, the Parent or the successor to all or substantially all of the Parent's assets, capital stock or business (the "Successor Entity"), as the case may be, shall pay to Brown by check the sum of Three Hundred Twenty-Five Thousand Dollars ($325,000), subject to all applicable federal, state and local tax. For purposes of this Agreement: (i) a "Change of Control" means the sale, transfer, assignment or other disposition (including by merger or consolidation) by stockholders of the Parent, in one transaction or a series of related transactions, of more than fifty percent (50%) of the voting power represented by the then outstanding stock of the Parent to one or more Persons, other than (A) any such sales, transfers, assignments or other dispositions by such stockholders to their respective Affiliates or (B) any such transaction effected primarily to reincorporate the Parent in another jurisdiction; (ii) "Affiliate" means, with respect to any stockholder of the Parent, (W) any Person directly or indirectly controlling, controlled by or under common control with such stockholder, (X) any Person owning or controlling ten percent (10%) or more of the outstanding voting securities of such stockholder, (Y) any officer, director or general partner of such stockholder, or (Z) any Person who is an officer, director, general partner, trustee or holder of ten percent (10%) or more of the outstanding voting securities of any Person described in clauses (W) through (Y) of this sentence; (iii) "Person" means an individual, partnership, corporation, joint venture, association, trust, unincorporated association, other entity or association; and (iv) "Sale of the Parent" means a sale, transfer, assignment or other disposition (including by merger or consolidation) of all of the outstanding stock of the Parent, or of all or substantially all of the assets of the Parent, or a liquidation or dissolution of the Parent; provided, however, that a "Sale of the Parent" shall not include the consummation of a public offering of common stock of the Parent pursuant to a registration statement or any transaction effected primarily to reincorporate the Parent in another jurisdiction. The potential acquisition of preferred stock and warrants by Pierce Leahy Corp. contemplated in that certain Letter of Intent dated March 11, 1999 by and between Pierce Leahy Corp. and the Company shall not be considered a Change of Control or Sale of the Company for the purposes of this Agreement.

        (d) Consulting Arrangement. The Company may retain Brown as a consultant for assistance in certain operations of the Company. The Company shall pay Brown for such consulting services, and Brown hereby agrees to accept, as compensation a per diem rate of five-hundred dollars ($500). Such accrued consulting fees shall; (i) be payable in cash upon closing of any transaction or financing that does not meet the definition above of a "change of control transaction" on or before December 31, 2000; or (ii) if said transaction qualifies as a change of control transaction, such accrued fees shall be credited against the payment due Brown in 2 (c) above. In addition, the


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Company shall reimburse Brown for reasonable travel expenses incurred in connection with the performance of such consulting services, to the extent consistent with the Company's general expense reimbursement policy as may be in effect from time to time. Either Brown or the Company may terminate such consulting arrangement at any time by the giving of notice to the other party, at which time no further amounts (except accrued consulting fees and reimbursable expenses) shall be payable to Brown.

     3. Benefits Continuation. For the period May 1, 1999 to April 30, 2000, the Company will provide Brown and his family full coverage under the Company group medical plan subject to the requirements of the medical plan, and any other Company employee benefits Brown is eligible for on the date hereof. Brown agrees to pay directly or to the Company for the medical coverage an amount equal to any required employee contribution to the medical plan premium. Brown's statutory rights under COBRA to continue participation in the Company's group medical coverage for a period of up to eighteen (18) months, at his own cost, shall begin on May 1, 2000. The Company's obligation to continue medical coverage will cease if Brown becomes eligible to participate in a comparable medical plan with a new employer. In that case, Brown agrees to immediately provide written notification of that fact to the Vice President of Human Resources of the Company and the (acting) Chief Executive Officer of the Company. If the Company is unable to continue medical coverage under its group medical plan as required by this paragraph 3 due to requirements of such plan, the Company shall pay to Brown an amount equal to the cost of premiums which the Company would have incurred had it not been prohibited from providing such coverage.

     4. Return of Company Property. Brown agrees to return to the Company, within five (5) business days of the execution of this Agreement, all Company property in his possession or control. Brown further agrees that he will not make, retain or remove any copies of any of the foregoing.

     5. Mutual Release of Claims. Brown hereby completely remises, releases, relinquishes, waives and forever discharges the Company, together with each and every of their predecessors, successors (by merger or otherwise), assigns, parents, subsidiaries, affiliates, divisions, directors, officers, employees, attorneys, accountants and agents, whether past, present or former of and from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims, liabilities and demands whatsoever, in law or in equity, known or unknown, in tort, contract, by statute, negligence (whether by contribution or indemnification) or any other basis for relief, compensatory, punitive or other damages, expenses (including attorneys' fees), reimbursements or costs of any kind which Brown ever had, now has or may have, for or by reason of any cause, matter or thing whatsoever, arising out of or in any way related to the Company or his employment with the Company, his membership on any Board of Directors of the Company or the termination of that employment or membership; provided, however, that nothing contained herein shall release the Company from its obligations under this Agreement, the Parent's registration rights obligations arising out of the Shareholders'


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Agreement dated as of November 19, 1996, as amended (the "Shareholders'
Agreement"), and the Company's obligations to indemnify Brown from acts and omissions as a director and officer of the Company to the fullest extent permissible by law. Brown agrees that he has executed this Release on his own behalf, and also on behalf of his dependents, heirs, agents, executors, legal representatives, successors and assigns. This Release includes, but is not limited to, a release of any rights or claims he may have for, or pursuant to, the Pennsylvania Wage Payment and Collection Law or any other state or local wage payment statute, the Age Discrimination in Employment Act (ADEA), Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act
(ADA), the Employee Retirement Income Security Act of 1974, as amended, (ERISA), any other federal, state or local laws or regulations prohibiting employment discrimination, breach of any express or implied contract, wrongful termination or any other tort claims, including claims for attorneys' fees, whether based on common law or otherwise. Brown understands, however, that by signing this Release, he does not waive rights to: (a) any claims arising under any applicable worker's compensation laws; (b) any claims which the law states may not be waived; or (c) his vested rights, if any, under the Company's 401(k) plan, in effect as of the date of this Agreement.

     The Parent, on its own behalf and on behalf of each Company, hereby completely remises, releases, relinquishes, waives and forever discharges Brown and his dependents, heirs, agents, executors, legal representatives, successors and assigns, of and from all manner of actions, causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, claims, liabilities and demands whatsoever, in law or equity, known or unknown, in tort, contract, by statute, negligence (whether by contribution or indemnification) or any other basis for relief, compensatory, punitive or other damages, expenses (including attorney's fees), reimbursements or costs of any kind which the Company ever had, now has or may have, for or by reason of any cause, matter or thing whatsoever, arising out of or in any way related to the Company or his employment with the Company, his membership on any Boards of Directors of the Company or the termination of that employment and membership; provided however, that nothing contained herein shall release Brown from: (i) his obligations under this Agreement; (ii) his obligations under Sections 6 (confidentiality), 7 (ownership of proprietary information) and 20 (specific performance) of the Employment Agreement; and (iii) his obligations under Section 8 (non-competition) of the Employment Agreement (as amended and restated in paragraph 6 of this Agreement). The Parent agrees that it has executed this Release on its own behalf and on behalf of each Company, and also on behalf of each and every of their predecessors, successors (by merger or otherwise), assigns, parents, subsidiaries, affiliates, divisions, directors, officers, employees, attorneys, accountants and agents, whether past, present or former.

     6. Amendment and Restatement of Covenant Not to Compete in Employment Agreement. Section 8 of the Employment Agreement is hereby amended and restated as follows:


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


     "8. Covenant Not to Compete. The Employee shall not, until April 30, 2000 (the "Restricted Period"), do any of the following directly or indirectly without the prior written consent of the Parent:

        (a) compete with the Company or any of its respective affiliates or subsidiaries, or any of their respective successors or assigns, whether now existing or hereafter created or acquired (collectively, the "Related Companies"), in any document management business conducted during the Term or, as of April 30, 1999, contemplated to be conducted (as has been determined by the Board) or in any other business conducted by the Company in which the Employee is or has been actively engaged (the "Restricted Business") within any geographic area located within the United States of America, its possessions or territories (the "Restricted Area");

        (b) become interested (whether as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent, consultant or otherwise) in any person, firm, corporation, association or other entity that competes, with the Related Companies in the Restricted Business within the Restricted Area; if such interest would constitute a violation of Section 8(a) hereof; provided, however, that nothing contained in this Section 8(b) shall prohibit Employee from owning, as a passive investor, not more than five percent (5%) of the outstanding securities of any class of any publicly-traded securities of any publicly held company listed on a well-recognized national securities exchange or on an interdealer quotation system of the National Association of Securities Dealers, Inc.

        (c) influence or attempt to influence any supplier, customer or potential customer of the Company or any of the Related Companies to terminate or modify any written or oral agreement or course of dealing with the Company or the Related Companies; or

        (d) influence or attempt to influence any person (other than a family member) to either (i) terminate or modify his employment, consulting, agency, distributorship or other arrangement with the Company or any of the Related Companies, or (ii) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company or any of the Related Companies as an employee, consultant, agent or distributor of the Company or the Related Companies at any time during the one year period immediately preceding April 30, 1999.

     7. Non-Defamation. Each party agrees not to intentionally defame the other with respect to matters arising prior to the date of the execution of this Agreement.

     8. Arbitration of Disputes Under this Agreement. The parties agree that any and all disputes arising out of the performance or breach of this Agreement or any promise or covenant herein shall be resolved by submission to final and binding arbitration by a panel of three arbitrators in Philadelphia, Pennsylvania, under, and in accordance with, the Individual


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Employment Rules and Procedures of the American Arbitration Association. In any
such proceeding, the prevailing party shall be entitled to an award of reasonable attorneys' fees, cost and expenses.

     9. Governing Law; Enforcement. This Agreement shall be governed by and construed and enforced under the laws of the Commonwealth of Pennsylvania. All remedies at law and equity shall be available for the enforcement of this Agreement incorporated by reference herein. This Agreement may be pleaded as a full bar to the enforcement of any claim in any way related to or arising out of Brown's employment or other positions with the Company and/or the termination thereof.

     10. Review and Counsel. Brown understands that he may take up to twenty-one
(21) days to consider this Agreement, its benefits, and its consequences. He acknowledges that he has been advised that he should seek the advice of an attorney before signing this Agreement, and that has had an adequate opportunity to do so. Brown also understands that he will have seven (7) days after signing this Agreement to revoke it and that it will not become effective and enforceable until this revocation period has expired. Brown further understands that the Company is not obligated under this Agreement until at least 10 days after receipt by the Company of the fully executed original of this Agreement.

     11. Contractual Effect. The parties understand and acknowledge that the terms of this Agreement are contractual and not a mere recital. Consequently, they expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, and that it shall be binding upon the respective parties as well as their dependents, heirs, executors, legal representatives, successors and assigns.

     12. Notices. All notices, requests, payments, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, deposited with a recognized overnight courier for next day delivery or telecopied to such party at his or its address set forth below or such other address as such party may specify by notice to the other party hereto.

     If to Brown, to:

                           James D. Brown
                           318 Hathaway Lane
                           Wynnewood, PA 19096


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     If to the Company, to:

                           ImageMax, Inc.
                           1100 Hector Street
                           Suite 396
                           Conshohocken, PA 19428
                           Attention: Chairman

     13. Entire Agreement; Etc. This Agreement represents the entire understanding of the parties hereto with reference to the subject matters hereof and supersedes any and all other oral or written agreements heretofore or contemporaneously made.

     14. Headings. The descriptive headings of the Paragraphs of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

     15. Counterparts and Facsimile Signatures. This Agreement may be delivered by telecopied signatures and executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

                             [blank to end of page]


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     16. Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against public or regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     IN WITNESS WHEREOF, Brown and the Parent, on its own behalf and on behalf of each Company, each acknowledge that they are acting of their own free will, that they have had a sufficient opportunity to read and review the terms of this Agreement, they have each received the advice of their respective counsel with respect hereto, and that they have voluntarily caused the execution of this Agreement and by reference herein as of the day and year set forth below.

/s/  James D. Brown
----------------------------------          Witness: /s/ Jennifer J. Buckingham
       James D. Brown                                --------------------------
                                                     Jennifer J. Buckingham

Date: April 16, 1999

On behalf of IMAGEMAX, INC.:


By: /s/ Lewis E. Hatch, Jr.
    ------------------------------
    Name: Lewis E. Hatch, Jr.


By: /s/ Andrew Bacas
    ------------------------------
    Name: Andrew Bacas

Date: April 16, 1999


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